Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ContraFect Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	800,000 (2)	$3.50 (3)	$2,800,000	$92.70 per $1,000,000	$260

Total Offering Amounts					$2,800,000		$260

Total Fee Offsets (4)							$ —

Net Fee Due							$260

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 800,000 shares of common stock available for issuance under the ContraFect Corporation 2022 Employee Stock Purchase Plan (the “ESPP”) pursuant to the terms of the ESPP.
(3)

Estimated in accordance with the provisions of Rule 457(h) and Rule 457(c) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and calculated based upon the average of the high and low prices of ContraFect Corporation’s (the “Registrant”) common stock reported on The Nasdaq Capital Market on May 20, 2022.

(4)	The Registrant does not have any fee offsets.